Exhibit (a)(5)(1)
The Stock Exchange of Hong Kong Limited and The NASDAQ Stock Market take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
None of the SEC or any other regulatory authority takes responsibility for the contents of this announcement, makes any representation as to its accuracy or completeness. The SEC and all other regulatory authorities expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. Any representation to the contrary is unlawful in the United States.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.
To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Incorporated in the Cayman Islands with limited liability)	(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2383)	(Stock Code: 8282)
JOINT ANNOUNCEMENT
(1) PROPOSED CONDITIONAL POSSIBLE PRIVATISATION OF TOM ONLINE
BY TOM
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW)
(2) POSSIBLE MAJOR TRANSACTION AND POSSIBLE CONNECTED
TRANSACTION FOR TOM
(3) RESUMPTION OF TRADING IN TOM SHARES AND TOM ONLINE
SHARES AND ADSs
Financial Adviser to TOM
Goldman Sachs (Asia) L.L.C.

SCHEME OF ARRANGEMENT
The respective directors of TOM and TOM Online jointly announce that on 3 March 2007, a letter was sent by TOM to inform TOM Online that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law. On 9 March 2007, TOM requested the board of directors of TOM Online to put forward the Proposal to the Scheme Shareholders regarding a privatisation of TOM Online by way of a scheme of arrangement.
The Proposal will be made only if the Proposal and the transactions contemplated thereunder have first been approved at the TOM EGM, and an announcement will be made by TOM in relation to the voting results of the TOM EGM.
TOM intends to propose that the Scheme Shares (including all Scheme Shares underlying ADSs) will be cancelled in exchange for HK$1.520 in cash for each Scheme Share. Each ADS represents 80 Scheme Shares and accordingly, upon the Proposal becoming effective, holders of ADS will for each ADS receive 80 times the Cancellation Price of HK$1.520 in cash, which at the Exchange Rate represents US$15.564 in cash, such sum to be paid to holders of ADS under the ADS Deposit Agreement upon surrender of the ADSs (net of permitted fees, expenses and withholding taxes, if any).
Under the Scheme, the total consideration payable for the Scheme Shares will be payable by TOM. The Cancellation Price will not be increased, and TOM does not reserve the right to do so.
The Cancellation Price represents a premium of approximately 149.7% to the audited consolidated net asset value per Share of approximately HK$0.6087 as at 31 December 2005, a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM on 2 March 2007 (being the last trading day in the Shares prior to the suspension of trading in the Shares on GEM pending the issue of this announcement), a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM for the 5 trading days up to and including 2 March 2007 and a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM for the 10 trading days up to and including 2 March 2007. The Proposal, if made, will be implemented by way of the Scheme. The listing of the Shares on GEM and the listing of the ADSs on NASDAQ will be withdrawn following the effective date of the Scheme upon which TOM Online will be owned by TOM as to approximately 90.002%, by Cranwood as to approximately 4.999% and by Devine Gem as to approximately 4.999%. The Proposal will be made only if the Proposal and the transactions contemplated thereunder have been approved at the TOM EGM. The Proposal, if and when made, will be conditional upon the fulfilment or waiver, as applicable, of the conditions as described in the section headed “Conditions of the Proposal” below. All of the conditions will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such later date as TOM and TOM Online may agree or, to the extent applicable, as the Grand Court may direct), failing which the Scheme will lapse.
As at the Announcement Date, the Scheme Shareholders were interested in 1,033,766,075 Shares, representing approximately 24.269% of the issued share capital of TOM Online.

As at the Announcement Date, the authorised share capital of TOM Online is HK$100,000,000 divided into 10,000,000,000 Shares and the issued share capital of TOM Online is HK$42,596,545.28 divided into 4,259,654,528 Shares. As at the Announcement Date, there were 181,076,266 outstanding share options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding share options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online), and 18,000,000 outstanding share options granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. As at the Announcement Date, Mr. Wang Lei Lei, a non-executive director of TOM and an executive director of TOM Online, held 139,264,000 outstanding share options granted under the TOM Online Pre-IPO Share Option Plan (of which 89,764,000 outstanding share options have been vested as at the Announcement Date) and is presumed to be a party acting in concert with TOM in relation to the Proposal under the Takeovers Code. If the Proposal is made, TOM will make an appropriate offer to the holders of the Outstanding TOM Online Share Options in accordance with the Takeovers Code, such option offer to be conditional upon the Scheme becoming effective. Save as aforesaid, there were no options, warrants or convertible securities in respect of the Shares held by TOM or parties acting in concert with it or outstanding derivatives in respect of the Shares entered into by TOM or parties acting in concert with it as at the Announcement Date and TOM Online does not have any warrants, options, derivatives, convertible securities or other securities in issue as at the Announcement Date.
On the assumption that no Outstanding TOM Online Share Options are exercised before the Scheme becoming effective, the amount of cash required for the Proposal (before taking into account the option offer to be made) is approximately HK$1,571 million. On the assumption that all Outstanding TOM Online Share Options that are vested as at the Announcement Date are exercised before the Scheme becoming effective, the amount of cash required for the Proposal (before taking into account the option offer to be made) is approximately HK$1,771 million. TOM intends to finance the cash required for the Proposal by borrowings from financial institutions.
Goldman Sachs, the financial adviser to TOM, is satisfied that sufficient financial resources are available to TOM for the implementation of the Proposal.
Implementation of the Proposal with respect to the Scheme Shares underlying the ADSs will be carried out in accordance with US federal securities laws and the requirements of NASDAQ. The Scheme Shares underlying the ADSs are held of record by the ADS Depositary, which will distribute the cash that it receives in respect of the Scheme Shares to the ADS Holders pro rata to their holdings (less permitted fees, expenses and withholding taxes, if any) pursuant to and in accordance with the terms of the ADS Deposit Agreement.
SHAREHOLDING IN TOM ONLINE
As at the Announcement Date, TOM held 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online. Such Shares will not form part of the Scheme Shares and will not be voted at the Court Meeting.
As at the Announcement Date, Cranwood held 203,984,001 Shares directly and, through non wholly-owned subsidiaries (Handel and Schumann), 8,974,117 Shares, representing approximately 4.7887% and approximately 0.2107% respectively of the issued share capital of TOM Online and Devine Gem held 212,930,335 Shares, representing approximately 4.999% of the issued share capital of TOM Online; they are presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. All the Shares in which Cranwood and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective and Cranwood, Handel, Schumann and Devine Gem will not be entitled to receive the Cancellation Price. Upon the Scheme becoming effective, Cranwood will remain interested in 212,958,118 Shares and Devine Gem will remain interested in 212,930,335 Shares, representing 4.999% and 4.999% of the issued share capital of TOM Online respectively.
As at the Announcement Date, Romefield was interested in 4,763,411 Shares, Easterhouse was interested in 9,526,833 Shares and Ms. Angela Mak, an executive director of TOM and a non-executive director of TOM Online, was interested in 2,508 Shares; they are also presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. Ms. Angela Mak has undertaken to make or procure a donation of her 2,508 Shares to a charitable body exempt under the Inland Revenue Ordinance before the Court Meeting. Those 2,508 Shares and the Shares in which Romefield, Easterhouse and Mr. Wang Lei Lei (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and becomes a Shareholder) are respectively interested will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.
As at the Announcement Date, and subject to Note 1 to Rule 3.5 of the Takeovers Code, the Goldman Sachs Group was interested, on a proprietary or discretionary agency basis, in long on 2,560 ADSs (0.005%), short on 1,620 ADSs (0.003%), long on 70,300 ADS call options and short on 4,600 ADS put options. The Shares which are held by relevant members of the Goldman Sachs Group will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.
DESPATCH OF SCHEME DOCUMENT
Following and conditional upon the approval of the Proposal and the transactions contemplated thereby at the TOM EGM, a scheme document of TOM Online containing, inter alia, further details of the Proposal and the Scheme, the expected timetable, an explanatory memorandum as required under the Companies Law and the Rules of the Grand Court, information regarding TOM Online, recommendations from the Independent Board Committee with respect to the Proposal and the Scheme and the advice of the independent financial adviser to the Independent Board Committee, a notice of the Court Meeting and a notice of an extraordinary general meeting of TOM Online, together with proxies in relation thereto, will be despatched to the Shareholders and, through the ADS Depositary, the ADS Holders as soon as practicable and in compliance with the requirements of the Takeovers Code and the Grand Court. In view of the time required to convene a general meeting of TOM, application will be made to the Executive for an extension of the time within which the scheme document is to be despatched.
POSSIBLE MAJOR TRANSACTION AND POSSIBLE CONNECTED TRANSACTION FOR TOM
As at the Announcement Date, TOM held 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online, and TOM will hold approximately

90.002% of the issued share capital of TOM Online upon the Scheme becoming effective. As a result of such increase, if the Proposal is made and the Scheme becomes effective, it will constitute a possible major transaction for TOM under the Listing Rules. As one of the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of the Proposal will exceed 25% but will be less than 75%, the Proposal will constitute a major transaction for TOM under the Listing Rules and will be subject to the notification, publication and shareholders’ approval requirements under Chapter 14 of the Listing Rules.
As at the Announcement Date, Romefield and Easterhouse were substantial shareholders of TOM, Ms. Angela Mak was an executive director of TOM and a non-executive director of TOM Online, and Dr. Lo Ka Shui was an independent non-executive director of TOM Online. Each of Romefield, Easterhouse, Ms. Angela Mak, Dr. Lo Ka Shui and persons who were directors of TOM or TOM Online in the preceding 12 months is a connected person of TOM under the Listing Rules. Thus, the aggregate payment by TOM of the Cancellation Price of approximately HK$29 million to Romefield, Easterhouse and a discretionary trust in which Dr. Lo Ka Shui is deemed to be interested as a founder in consideration for the cancellation of their respective interest in Shares (and any payment of a similar nature to persons who were directors of TOM or TOM Online in the preceding 12 months) constitutes a connected transaction for TOM under the Listing Rule s and will be subject to the reporting and announcement requirements under Chapter 14A of the Listing Rules as the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of such aggregate payment by TOM of the Cancellation Price to them will exceed 0.1% but will be less than 2.5%. Ms. Angela Mak has undertaken to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her 2,508 Shares before the Court Meeting.
Furthermore, Mr. Wang Lei Lei is a non-executive director of TOM and an executive director of TOM Online, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng and Mr. Fan Tai are executive directors of TOM Online and Mr. Wu Yun was a director of TOM Online within the preceding 12 months. Each of Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai and Mr. Wu Yun is a connected person of TOM under the Listing Rules. If any of Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai, Mr. Wu Yun or any other connected persons of TOM exercises any Outstanding TOM Online Share Options and becomes a Shareholder, the payment by TOM of the Cancellation Price to any of them will constitute a connected transaction for TOM under the Listing Rules. Further, if Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai, Mr. Wu Yun or any other connected persons of TOM retains any Outstanding TOM Online Share Options and accepts the option offer to be made by TOM in accordance with the Takeovers Code if the Proposal is made, the payment by TOM of the option offer price to any of them will also constitute a connected transaction for TOM under the Listing Rules. TOM will comply with any disclosure and other requirement applicable under the Listing Rules in relation to any such connected transactions. Assuming that these connected persons of TOM exercise all of their outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and/or the TOM Online Share Option Scheme before the Scheme becoming effective, the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of such aggregate payment by TOM of the Cancellation Price to them will exceed 2.5% and will be subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

A circular providing details of the Proposal, a letter of advice from the independent board committee of TOM, a letter of advice from the independent financial adviser, financial information in relation to TOM Online (if required) and the notice convening an extraordinary general meeting of TOM will be despatched to the shareholders of TOM in accordance with the relevant requirements of the Listing Rules.
SUSPENSION AND RESUMPTION OF TRADING IN TOM SHARES AND TOM ONLINE SHARES AND ADSs
At the request of TOM, trading in the shares in TOM on the Stock Exchange was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time), pending the issue of this announcement. Application has been made by TOM to the Stock Exchange for the resumption of trading in the shares in TOM on the Stock Exchange with effect from 9:30 a.m. on 12 March 2007 (Hong Kong time).
At the request of TOM Online, trading in the Shares on GEM was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time) and trading in the ADSs on NASDAQ was suspended by the NASDAQ from 7:00 a.m. on 5 March 2007 (New York time), pending the issue of this announcement. Application has been made by TOM Online to the Stock Exchange for the resumption of trading in the Shares on GEM with effect from 9:30 a.m. on 12 March 2007 (Hong Kong time) and trading in the ADSs is expected to resume during the course of the 12 March 2007 trading day (New York time).
Shareholders of TOM and/or potential investors should be aware that the Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal and the Scheme is subject to the conditions as set out below being fulfilled or waived, as applicable, and thus the Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Holders of Shares or ADSs of TOM Online and/or potential investors should be aware that the Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal and the Scheme is subject to the conditions as set out below being fulfilled or waived, as applicable, and thus the Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM Online and potential investors should therefore exercise caution when dealing in the Shares or ADSs.
INTRODUCTION
On 3 March 2007, a letter was sent by TOM to inform TOM Online that TOM was considering making a proposal to take TOM Online private by way of a scheme of arrangement under Section 86 of the Companies Law. On 9 March 2007, TOM requested the board of directors of TOM Online to put forward the Proposal to the Scheme Shareholders regarding a privatisation of TOM Online by way of a scheme of arrangement. TOM is the controlling shareholder of TOM Online, holding 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online as at the Announcement Date.

The Proposal will be made only if the Proposal and the transactions contemplated thereunder have been approved at the TOM EGM and an announcement will be made by TOM in relation to the voting results of the TOM EGM.
TERMS OF THE PROPOSAL
The Scheme will provide that the Scheme Shares (including Scheme Shares underlying ADSs) be cancelled and, in consideration thereof, each Scheme Shareholder will be entitled to receive HK$1.520 in cash for each Scheme Share held, as described below:

For each Scheme Share	HK$1.520 in cash
For each ADS	HK$121.600 in cash*

*	Equivalent to US$15.564 in cash calculated on the basis of the Exchange Rate (being US$1.00 to HK$7.8129)
As the ADSs are governed by the ADS Deposit Agreement and not Cayman Islands law, implementation of the Scheme will not result in and of itself in cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as registered owner of the Scheme Shares underlying the ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary in accordance with the ADS Deposit Agreement and distributed (less permitted fees, expenses of the ADS Depositary and withholding taxes, if any) to the holders of ADS pro rata to their holdings upon surrender of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.
The Cancellation Price will not be increased, and TOM does not reserve the right to do so. Under the Scheme, the total consideration payable for the Scheme Shares will be payable by TOM.
The Cancellation Price of HK$1.520 per Scheme Share represents:
•	a premium of approximately 149.7% to the audited consolidated net asset value per Share of approximately HK$0.6087 as at 31 December 2005;

•	a premium of approximately 33.3% over the closing price of HK$1.140 per Share as quoted on GEM on 2 March 2007 (being the last trading day in the Shares prior to the suspension of trading in the Shares on GEM pending the issue of this announcement);

•	a premium of approximately 23.2% over the average closing price of approximately HK$1.234 per Share based on the daily closing prices as quoted on GEM for the 5 trading days up to and including 2 March 2007;

•	a premium of approximately 20.5% over the average closing price of approximately HK$1.261 per Share based on the daily closing prices as quoted on GEM for the 10 trading days up to and including 2 March 2007;

•	a premium of approximately 13.0% over the average closing price of approximately HK$1.345 per Share based on the daily closing prices as quoted on GEM for the 30 trading days up to and including 2 March 2007;

•	a premium of approximately 5.7% over the average closing price of approximately HK$1.439 per Share based on the daily closing prices as quoted on GEM for the 60 trading days up to and including 2 March 2007; and

•	a premium of approximately 11.33% over the average closing price of approximately HK$1.365 per Share based on the daily closing prices as quoted on GEM for the 180 trading days up to and including 2 March 2007.
If the Proposal is made, TOM will make (or procure to be made on its behalf) an appropriate offer to the holders of the Outstanding TOM Online Share Options in accordance with the Takeovers Code, such option offer to be conditional upon the Scheme becoming effective. Further information on the option offer will be set out in a letter to the option holders to be despatched on the same day as the scheme document of TOM Online. Further announcements will be made by TOM in relation to the option offer if and when required.
On the basis of the Cancellation Price of HK$1.520 per Scheme Share and 4,259,654,528 Shares in issue, of which 1,033,766,075 were Scheme Shares as at the Latest Practicable Date, the Scheme Shares are valued at approximately HK$1,571 million. Save for the Outstanding TOM Online Share Options, there are no outstanding options, warrants, derivatives or other securities issued by TOM Online that carried a right to subscribe for or which are convertible into Shares.
Under the Scheme, the share capital of TOM Online will, on the effective date of the Scheme, be reduced by cancelling and extinguishing the Scheme Shares. Forthwith upon such reduction, the share capital of TOM Online will be increased to its former amount before the reduction by the issue of the same number of Shares as is equal to the Scheme Shares cancelled. The credit arising in TOM Online’s books of account as a result of the capital reduction will be applied in paying up in full at par the new Shares so issued, credited as fully paid, to TOM or a subsidiary of TOM as TOM may direct.
The total amount of cash required to effect the Proposal is approximately HK$1,571 million if none of the Outstanding TOM Online Share Options is exercised prior to the record date for determining entitlements. This amount would increase to an aggregate of approximately HK$1,771 million if all 131,276,266 Outstanding TOM Online Share Options which have been vested as at the Announcement Date are exercised prior to the record date for determining entitlements.
TOM intends to finance the cash required for the Proposal by borrowings from financial institutions. Goldman Sachs, the financial adviser to TOM, is satisfied that sufficient financial resources are available to TOM for the implementation of the Proposal.
CONDITIONS OF THE PROPOSAL
The Proposal will be made only if the Proposal and the transactions contemplated thereunder have first been approved at the TOM EGM. Further, the Scheme will become effective and binding on TOM Online and all Shareholders subject to the fulfilment or waiver (as applicable) of the following conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of the Independent Shareholders present and voting either in person or by proxy at the Court Meeting representing not less than three-fourths in value of the Scheme Shares that are voted either in person or by proxy by the Independent Shareholders at the Court Meeting, provided that the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in value of all the Shares held by the Independent Shareholders;

(b)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting in person or by proxy at an extraordinary general meeting of TOM Online to (i) approve and give effect to the reduction of the share capital of TOM Online by cancelling and extinguishing the Scheme Shares and (ii) immediately thereafter increase the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) such number of new Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme;

(c)	the undertaking by each of Cranwood, Handel, Schumann, Devine Gem, Romefield, Easterhouse and Mr. Wang Lei Lei (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and becomes a Shareholder) to the Grand Court that each of them respectively will be bound by the Scheme;

(d)	the Grand Court’s sanction of the Scheme (with or without modifications) and its confirmation of the reduction of the share capital of TOM Online, and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration;

(e)	compliance, to the extent necessary, with the procedural requirements and conditions, if any, under Sections 15 and 16 of the Companies Law in relation to the reduction of the issued share capital of TOM Online;

(f)	all Authorisations in connection with the Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities, in the Cayman Islands, Hong Kong, the United States and any other relevant jurisdictions;

(g)	all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes effective;

(h)	all necessary consents which may be required under any existing contractual obligations of TOM Online being obtained; and

(i)	if required, the obtaining by TOM of such other necessary consent, approval,

authorisation, permission, waiver or exemption which may be required from any Relevant Authorities or other third parties which are necessary or desirable for the performance of the Scheme under the applicable laws and regulations.
TOM reserves the right to waive conditions (c), (f), (g), (h) and (i) either in whole or in part in respect of any particular matter. Conditions (a), (b), (d) and (e) cannot be waived in any event. All of the above conditions will have to be fulfilled or waived, as applicable, on or before 31 December 2007 (or such later date as TOM and TOM Online may agree or, to the extent applicable, as the Grand Court may direct), failing which the Scheme will lapse. TOM Online has no right to waive any of the conditions.
Warning:
Shareholders of TOM and/or potential investors should be aware that the Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal and the Scheme is subject to the conditions as set out above being fulfilled or waived, as applicable, and thus the Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Holders of Shares or ADSs of TOM Online and/or potential investors should be aware that the Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal and the Scheme is subject to the conditions as set out above being fulfilled or waived, as applicable, and thus the Proposal may or may not be made and the Scheme may or may not become effective. Holders of Shares or ADSs of TOM Online and potential investors should therefore exercise caution when dealing in the Shares or ADSs.
SHAREHOLDING STRUCTURES
TOM
The table below sets out the shareholding structure of TOM as at the Announcement Date:

	As at the
	Announcement Date
	Number of shares
Shareholders of TOM	in TOM	%
Easterhouse	952,683,363	24.470
Romefield	476,341,182	12.235
Cranwood (including Schumann and Handel)	928,006,363	23.836
Mr. Wang Lei Lei	300,000	0.008
Ms. Angela Mak	44,000	0.001
Other shareholders of TOM	1,535,895,650	39.450

Total	3,893,270,558	100.000

TOM Online
On the assumption that no Outstanding TOM Online Share Options is exercised before the Scheme becomes effective and the assumption that there is no other change in shareholding, the table below sets out the shareholding structure of TOM Online as at the Announcement Date and immediately upon completion of the Proposal:

			Upon completion of the
	As at the		Proposal
	Announcement Date		(Note 8)
	Number of		Number of
Shareholders	Shares	%	Shares	%
TOM (Note 1)	2,800,000,000	65.733	3,833,766,075	90.002
Cranwood (Note 2)	212,958,118	4.999	212,958,118	4.999
Devine Gem (Note 2)	212,930,335	4.999	212,930,335	4.999

Romefield (Notes 3 and 6)	4,763,411	0.112	—	—
Easterhouse (Notes 3 and 6)	9,526,833	0.224	—	—
Ms. Angela Mak (Notes 4 and 6)	2,508	0.000	—	—
Relevant members of the Goldman Sachs Group which hold Shares (Notes 5 and 6)	204,800	0.005	—	—

Aggregate number of Shares of TOM and parties presumed to be acting in concert with TOM in relation to the Proposal under the Takeovers Code	3,240,386,005	76.072	—	—

Independent Shareholders (Note 7)	1,019,268,523	23.928	—	—

Total	4,259,654,528	100.000	4,259,654,528	100.000

On the assumption that all Outstanding TOM Online Share Options vested as at the date of this Announcement are exercised before the Scheme becomes effective and the assumption that there is no other change in shareholding, the table below sets out the shareholding structure of TOM Online before the completion of the Proposal and immediately upon completion of the Proposal:

	Assuming that all
	Outstanding TOM
	Online Share Options
	vested as at the
	Announcement Date are
	exercised before the
	Scheme becomes
	effective and no other
	change in shareholding		Upon completion of the
	before completion of the		Proposal
	Proposal		(Note 10)
	Number of		Number of
Shareholders	Shares	%	Shares	%
TOM (Note 1)	2,800,000,000	63.768	3,965,042,341	90.301
Cranwood (Note 2)	212,958,118	4.850	212,958,118	4.850
Devine Gem (Note 2)	212,930,335	4.849	212,930,335	4.849

Romefield (Notes 3 and 6)	4,763,411	0.108	—	—
Easterhouse (Notes 3 and 6)	9,526,833	0.217	—	—
Mr. Wang Lei Lei	89,764,000	2.044	—	—
Ms. Angela Mak (Notes 4 and 6)	—	—	—	—
Relevant members of the Goldman Sachs Group which hold Shares (Notes 5 and 6)	204,800	0.005	—	—

Aggregate number of Shares of TOM and parties presumed to be acting in concert with TOM in relation to the Proposal under the Takeovers Code	3,330,147,497	75.841	—	—

Independent Shareholders (Notes 7 and 9)	1,060,783,297	24.159	—	—

Total	4,390,930,794	100.000	4,390,930,794	100.000

Notes:

1.	The Shares in which TOM is interested will not form part of the Scheme Shares and will not be cancelled.

2.	All of Shares in which Cranwood (including those held by Cranwood through its non wholly-owned subsidiaries, Handel and Schumann) and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled.

3.	Romefield and Easterhouse are presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code.

4.	Ms. Angela Mak is an executive director of TOM and a non-executive director of TOM Online and therefore is presumed to be a party acting in concert with TOM in relation to the Proposal under the Takeovers Code. Ms. Angela Mak has undertaken to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her 2,508 Shares before the Court Meeting.

5.	Goldman Sachs is the financial adviser to TOM and therefore relevant members of the Goldman Sachs Group which hold Shares are presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. As at the Announcement Date, and subject to Note 1 to Rule 3.5 of the Takeovers Code, the Goldman Sachs Group was interested, on a proprietary or discretionary agency basis, in long on 2,560 ADSs (0.005%), short on 1,620 ADSs (0.003%), long on 70,300 ADS call options and short on 4,600 ADS put options.

6.	All of the Shares in which Romefield, Easterhouse and relevant members of the Goldman Sachs Group which hold Shares are respectively interested as set out in this table (other than interest through TOM) and the Shares which Ms. Angela Mak is currently interested will form part of the Scheme Shares.

7.	As Dr. Lo Ka Shui is not presumed to be acting in concert with TOM in relation to the Proposal under the Takeovers Code, the Shares of the Independent Shareholders shown here include the 4,700,000 Shares in which Dr. Lo Ka Shui, an independent non-executive director of TOM Online, is deemed to be interested under the SFO as a founder of a discretionary trust, which will form part of the Scheme Shares and will be cancelled.

8.	Under the Scheme, the share capital of TOM Online will, on the effective date of the Scheme, be reduced by cancelling and extinguishing the Scheme Shares. On the assumption that no Outstanding TOM Online Share Options is exercised before the Scheme becomes effective and the assumption that there is no other change in shareholding, forthwith upon such reduction, the share capital of TOM Online will be increased to HK$42,596,545.28 divided into 4,259,654,528 Shares by the issue of 1,033,766,075 Shares and the credit arising in TOM Online’s books of account as a result of the capital reduction will be applied in paying up in full at par the 1,033,766,075 new Shares so issued, credited as fully paid, to TOM or a subsidiary of TOM as TOM may direct.

9.	As the directors of TOM Online (a subsidiary of TOM) are not presumed to be acting in concert with TOM in relation to the Proposal under the Takeovers Code, the Shares of the Independent Shareholders shown here include the Shares held by Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai and Mr. Wu Yun if they exercise all Outstanding TOM Online Share Options vested as at the Announcement Date.

10.	Under the Scheme, the share capital of TOM Online will, on the effective date of the Scheme, be reduced by cancelling and extinguishing the Scheme Shares. On the assumption that all Outstanding TOM Online Share Options vested as at the date of this announcement are exercised before the Scheme becomes effective and the assumption that there is no other change in shareholding, forthwith upon such reduction, the share capital of TOM Online will be increased to HK$43,909,307.94 divided into 4,390,930,794 Shares by the issue of 1,165,042,341 Shares and the credit arising in TOM Online’s books of account as a result of the capital reduction will be applied in paying up in full at par the 1,165,042,341 new Shares so issued, credited as fully paid, to TOM or a subsidiary of TOM as TOM may direct.
Following the effective date of the Scheme and the withdrawal of listing of the Shares on GEM and the withdrawal of the listing of the ADSs on NASDAQ, TOM Online will be owned by TOM as to approximately 90.002%, by Cranwood as to approximately 4.999% and by Devine Gem as to approximately 4.999%.
As at the Announcement Date, the authorised share capital of TOM Online is HK$100,000,000 divided into 10,000,000,000 Shares and the issued share capital of TOM Online is HK$42,596,545.28 divided into 4,259,654,528 Shares.
As at the Announcement Date, there were 181,076,266 outstanding share options granted under the TOM Online Pre-IPO Share Option Plan, of which 160,582,000 outstanding share options were held by existing directors of TOM Online and the remaining were held by employees of TOM Online (including ex-employees and a past director of TOM Online) and 18,000,000 outstanding share options granted under the TOM Online Share Option Scheme which were held by a director of TOM Online. As at the Announcement Date, Mr. Wang Lei Lei, a non-executive director of TOM and an executive director of TOM Online, held 139,264,000 outstanding share options granted under the TOM Online Pre-IPO Share Option Plan (of which 89,764,000 outstanding share options have been vested as at the Announcement Date) and is presumed to be a party acting in concert with TOM in relation to the Proposal under the Takeovers Code. If the Proposal is made, TOM will make an appropriate offer to the holders of the Outstanding TOM Online Share Options in accordance with the Takeovers Code, such option offer to be conditional upon the Scheme becoming effective. In the event that any of the outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and/or the TOM Online Share Option Scheme are exercised on or prior to the expiry of the period referred to in the TOM Online Pre-IPO Share Option Plan and/or the TOM Online Share Option Scheme in accordance with the relevant provisions thereof, any Shares issued as a result of the exercise of such outstanding share options will be subject to and eligible to participate in the Scheme.
Save as aforesaid, there were no options, warrants or convertible securities in respect of the Shares held by TOM or parties acting in concert with it or outstanding derivatives in respect of the Shares entered into by TOM or parties acting in concert with it as at the Announcement Date and TOM Online does not have any warrants, options, derivatives, convertible securities or other securities in issue.

REASONS FOR AND BENEFITS OF THE PROPOSAL
For Scheme Shareholders
On 3 March 2007, TOM communicated the following reasons for and benefits of the Proposal for Scheme Shareholders to the board of directors of TOM Online:
TOM believes that TOM Online has established itself as the leading wireless value added service (“WVAS”) provider in the PRC since its initial public offering (“IPO”) in March 2004. However, this leadership position that TOM Online has built has at the same time increased TOM Online’s reliance on the WVAS business. WVAS revenues accounted for 94.0% and 91.4% of TOM Online’s total revenues for the year ended 31 December 2005 and for the nine months ended 30 September 2006, respectively, as compared to 72.4% for the year ended 31 December 2003, immediately prior to the IPO.
Against this backdrop, the operating environment in respect of WVAS has changed significantly since TOM Online’s IPO. The mobile telephone operators in the PRC (“Mobile Operators”) have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. Furthermore, on 7 July 2006, China Mobile Communications Corporation introduced another set of changes, requiring, among other things, mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions.
These changes, TOM believes, have reduced the short to medium term financial prospects for TOM Online, similar to others in the WVAS industry. The impact of the changes also affected TOM Online’s financial performance. For the three months ended 30 September 2006, TOM Online’s net revenues and net income declined by 15% and 59%, respectively, as compared to the same period a year earlier. These declines serve, in TOM’s view, to illustrate the uncertainty and volatility inherent in the business models of WVAS service providers like TOM Online.
Since then, TOM Online’s management has began to broaden TOM Online’s business beyond its core business of WVAS offerings into other new media segments with the objective of improving TOM Online’s future financial stability and performance. On 19 December 2006, TOM Online and eBay Inc. (“eBay”) announced a joint venture agreement whereby eBay contributed its China-based subsidiary eBay EachNet (eBay International AG’s online platform and operations for the PRC) to the joint venture. The formation of the joint venture marked TOM Online’s foray into the Chinese e-commerce market and is expected to foster synergies among online user communities and distribution channels, enhance rapid product innovation on a local platform, and promote mobile integration. Most importantly, the addition of EachNet also provides TOM Online with a future conduit for growth beyond WVAS.
TOM believes that market reaction, while initially positive, has since become muted. The reaction amongst the equity research community, based on what TOM has seen, has been mixed. These mixed opinions reflect the time and investment required for TOM Online to build its new broadened businesses, and the short- and medium-term uncertainty that such initiatives could produce for the Shareholders. TOM expects TOM Online to need to continue to undertake significant business restructuring and additional capital investments to broaden and expand TOM Online’s business which could result in high share price volatility to the Shareholders, as visibly demonstrated by TOM Online’s share price following the formation of joint venture between TOM Online and eBay joint venture announcement. While TOM remains confident in the future prospects for TOM Online’s WVAS business and its additional new media initiatives, TOM is of the view that the short- and medium-term volatility and potential uncertain financial performance for TOM Online make TOM Online poorly suited to remain a publicly listed entity. Accordingly, TOM is offering the Scheme Shareholders an alternative in the form of the Proposal.
For TOM
TOM Online represents a substantial portion of TOM’s business, contributing 50.5% and 81.2% to TOM’s revenue and earnings before interest, tax, depreciation and amortisation, respectively, in the first half of 2006. Accordingly, TOM Online’s long term success and financial performance are both of paramount importance to TOM.
As referenced above, TOM considers that TOM Online will require substantial investments in order to broaden its business beyond WVAS and to ensure that it is ideally positioned strategically in the long run. Such investments could result in uncertain short- and medium-term financial performance due to the uncertain time horizon before the financial benefits are realised.
TOM Online, after the proposed privatisation, would be able to make decisions pertaining to such investments focused on the long-term benefits they bring to TOM Online’s business and free from the short- and medium-term pressure associated with being a standalone publicly-listed company.
TOM accordingly considers that the Proposal would be, if made, in the interests of TOM and its shareholders as it will simplify the group structure, facilitate the realisation of synergies between TOM Online and TOM’s other media businesses and will bring about more flexibility to take the businesses of TOM Online forward in an efficient and sustainable manner.
If the Scheme is not approved or the Proposal is not made or implemented, TOM intends that TOM Online will continue with its existing nature of business.
INFORMATION ON TOM ONLINE
TOM Online is an internet company in the PRC providing value-added multimedia products and services. It delivers its products and services from its Internet portal to its users both through their mobile phones and through its websites. Its primary business activities include wireless value-added services, online advertising and commercial enterprise solutions.
A summary of the unaudited consolidated results of TOM Online for the nine months ended

30 September 2006 and the audited consolidated results of TOM Online for the two financial years ended 31 December 2004 and 2005, which have been prepared in accordance with accounting principles generally accepted in the United States is set out below:

	For the nine
	months ended	For the year ended 31
	30 September	December
	2006	2005	2004
	US$’000	US$’000	US$’000
Turnover	137,620	172,114	122,720
Operating income	25,915	41,029	31,076
Income before taxation	28,828	45,203	34,171
Income after taxation (but before minority interests)	28,986	45,227	34,212
Income attributable to Shareholders	29,164	45,006	33,908
As at 31 December 2005, the audited consolidated net assets of TOM Online were approximately US$329,110,000 or approximately US$0.0779 per Share (or approximately HK$0.6087 per Share, on the basis of the Exchange Rate) or approximately US$6.23 per ADS.
INFORMATION ON TOM
TOM Group (HKSE stock code: 2383) is listed on the Main Board of the Stock Exchange. A leading Chinese-language media group in the Greater China region, the Group has diverse business interests in five key areas: Internet (TOM Online) (Hong Kong GEM stock code: 8282, Nasdaq stock symbol: TOMO), outdoor media, publishing, sports, television and entertainment across markets in Mainland China, Taiwan and Hong Kong. TOM held approximately 65.733% interest in the issued share capital of TOM Online as at the Announcement Date.
WITHDRAWAL OF LISTING OF THE SHARES AND ADSs
Upon the Scheme becoming effective, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. TOM Online will apply to the Stock Exchange for the withdrawal of the listing of the Shares on GEM immediately following the effective date of the Scheme. The Scheme Shareholders will be notified by way of a press announcement of the exact dates of the last day for dealing in the Shares and on which the Scheme and the withdrawal of the listing of the Shares on GEM will become effective. A detailed timetable of the Scheme will be included in the scheme document, which will also contain, inter alia, further details of the Scheme. ADSs in the US will be exchanged by the ADS Depositary in exchange for payment on the Shares underlying such ADSs.
Upon the Scheme becoming effective, TOM intends to cause TOM Online to apply for de-listing of the ADSs from the NASDAQ. TOM may also seek to cause TOM Online to terminate the ADS Deposit Agreement. If the Scheme becomes effective, TOM intends to cause TOM Online to file a Form 15 with the SEC to request that TOM Online’s reporting obligations under the Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Shares in the United States to fall below 300.
The listing of the Shares on GEM and of the ADSs on NASDAQ will not be withdrawn if the Scheme is not approved or lapses.
OVERSEAS SHAREHOLDERS
The making of the Proposal to Scheme Shareholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such Scheme Shareholders are located. Such Scheme Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. It is the responsibility of any overseas Scheme Shareholders wishing to take any action in relation to the Proposal to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.
LISTING RULES IMPLICATION ON TOM
As at the Announcement Date, TOM held 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online, and TOM will hold approximately 90.002% of the issued share capital of TOM Online upon the Scheme becoming effective. As a result of such increase, if the Proposal is completed and the Scheme becomes effective, it will constitute a major transaction for TOM under the Listing Rules. As one of the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of the Proposal will exceed 25% but will be less than 75%, the Proposal will constitute a major transaction for TOM under the Listing Rules and will be subject to the notification, publication and shareholders’ approval requirements under Chapter 14 of the Listing Rules.
The Proposal will be made only if the Proposal and the transactions contemplated thereunder have been approved at the TOM EGM. An extraordinary general meeting of TOM will be convened and held at which an ordinary resolution will be proposed to approve the Proposal and the transactions contemplated thereunder. Cranwood was directly interested in 6,363 shares in TOM, Handel was interested in 348,000,000 shares in TOM and Schumann was interested in 580,000,000 shares in TOM, representing approximately 0.0002%, 8.939% and 14.898% interest in the issued share capital of TOM as at the Announcement Date. Although the Shares held by Cranwood, Handel and Schumann will not form part of the Scheme Shares and Cranwood, Handel and Schumann will not be entitled to receive the Cancellation Price, as the interest of Cranwood, Handel and Schumann in the Proposal may be different from other shareholders of TOM, Cranwood, Handel and Schumann will voluntarily abstain from voting in respect of the ordinary resolution to be proposed at the extraordinary general meeting of TOM. As Ms. Angela Mak has undertaken to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her 2,508 Shares before the Court Meeting and will not be entitled to receive the Cancellation Price, Ms. Angela Mak will not be required to abstain from voting in respect of the ordinary resolution to be proposed at the extraordinary general meeting of TOM. Although the interest of Mr. Wang Lei Lei, a non-executive director of TOM and an executive director of TOM Online, in 139,264,000 outstanding share options granted under the TOM Online Pre-IPO Share Option Plan (of which 89,764,000 outstanding share options have been vested as at the

Announcement Date) is not material taking into account the option exercise price of HK$1.50 each which is very close to the Cancellation Price, he will voluntarily abstain from voting in respect of the ordinary resolution to be proposed at the extraordinary general meeting of TOM. Further, in view of the relatively insignificant interest of Romefield and Easterhouse in TOM Online held other than through TOM, and the fact that the interest of Romefield and Easterhouse as substantial shareholders of TOM is in alignment with the interest of other shareholders of TOM, Romefield and Easterhouse will not be required to abstain from voting in respect of the ordinary resolution to be proposed at the extraordinary general meeting of TOM.
As at the Announcement Date, Romefield and Easterhouse were substantial shareholders of TOM, Ms. Angela Mak was an executive director of TOM and a non executive director of TOM Online, and Dr. Lo Ka Shui was an independent non-executive director of TOM Online. Each of Romefield, Easterhouse, Ms. Angela Mak, Dr. Lo Ka Shui and persons who were directors of TOM or TOM Online in the preceding 12 months is a connected person of TOM under the Listing Rules. Thus, if the Proposal is made, the aggregate payment by TOM of the Cancellation Price of approximately HK$29 million to Romefield, Easterhouse and a discretionary trust in which Dr. Lo Ka Shui is deemed to be interested as a founder in consideration for the cancellation of their respective interest in Shares (and any payment of a similar nature to persons who were directors of TOM or TOM Online in the preceding 12 months) will constitute a connected transaction for TOM under the Listing Rules and will be subject to the reporting and announcement requirements under Chapter 14A of the Listing Rules as the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of such aggregate payment by TOM of the Cancellation Price to them will exceed 0.1% but will be less than 2.5%. Ms. Angela Mak has undertaken to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her 2,508 Shares before the Court Meeting.
Furthermore, Mr. Wang Lei Lei is a non-executive director of TOM and an executive director of TOM Online, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng and Mr. Fan Tai are executive directors of TOM Online and Mr. Wu Yun was a director of TOM Online within the preceding 12 months. Each of Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai and Mr. Wu Yun is a connected person of TOM under the Listing Rules. If any of Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai, Mr. Wu Yun or any other connected persons of TOM exercises any Outstanding TOM Online Share Options and becomes a Shareholder, the payment by TOM of the Cancellation Price to any of them will constitute a connected transaction for TOM under the Listing Rules. Further, if Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng, Mr. Fan Tai, Mr. Wu Yun or any other connected persons of TOM retains any Outstanding TOM Online Share Options and accepts the option offer to be made by TOM in accordance with the Takeovers Code if the Proposal is made, the payment by TOM of the option offer price to any of them will also constitute a connected transaction for TOM under the Listing Rules. Assuming that these connected persons of TOM exercise all of their outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and/or the TOM Online Share Option Scheme before the Scheme becoming effective, the relevant applicable percentage ratios (as defined in Rule 14.04(9) of the Listing Rules) in respect of such aggregate payment by TOM of the Cancellation Price to them will exceed 2.5% and will be subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

A circular providing details of the Proposal, a letter of advice from the independent board committee of TOM, a letter of advice from the independent financial adviser, financial information in relation to TOM Online (if required) and the notice convening an extraordinary general meeting of TOM will be despatched to the shareholders of TOM in accordance with the relevant requirements of the Listing Rules.
SCHEME SHARES, MEETING OF SCHEME SHAREHOLDERS AND EXTRAORDINARY GENERAL MEETING OF TOM ONLINE
As at the Announcement Date, TOM held 2,800,000,000 Shares, representing approximately 65.733% of the issued share capital of TOM Online. Such Shares will not form part of the Scheme Shares and will not be voted at the Court Meeting.
As at the Announcement Date, Cranwood held 203,984,001 Shares directly and, through non wholly-owned subsidiaries (Handel and Schumann), 8,974,117 Shares, representing approximately 4.7887% and approximately 0.2107% respectively of the issued share capital of TOM Online and Devine Gem held 212,930,335 Shares, representing approximately 4.999% of the issued share capital of TOM Online; they are presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. All the Shares in which Cranwood and Devine Gem are respectively interested will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective and Cranwood, Handel, Schumann and Devine Gem will not be entitled to receive the Cancellation Price. Upon the Scheme becoming effective, Cranwood will remain interested in 212,958,118 Shares and Devine Gem will remain interested in 212,930,335 Shares, representing 4.999% and 4.999% of the issued share capital of TOM Online respectively.
As at the Announcement Date, Romefield was interested in 4,763,411 Shares, Easterhouse was interested in 9,526,833 Shares and Ms. Angela Mak, an executive director of TOM and a non executive director of TOM Online, was interested in 2,508 Shares; they are also presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. Ms. Angela Mak has undertaken to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her 2,508 Shares before the Court Meeting.
As at the Announcement Date, and subject to Note 1 to Rule 3.5 of the Takeovers Code, the Goldman Sachs Group was interested, on a proprietary or discretionary agency basis, in long on 2,560 ADSs (0.005%), short on 1,620 ADSs (0.003%), long on 70,300 ADS call options and short on 4,600 ADS put options. The Shares which are held by relevant members of the Goldman Sachs Group will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.
Each of Romefield, Easterhouse, Mr. Wang Lei Lei (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and becomes a Shareholder) and relevant members of the Goldman Sachs Group which hold Shares will be required to abstain from voting on the Scheme at the Court Meeting of TOM Online to approve and give effect to the Scheme, but the Shares held by them will form part of the Scheme Shares.
TOM’s Shares will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. Each of Cranwood, Handel, Schumann and Devine Gem has

agreed that their respective interests in the Shares will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. As TOM, Cranwood, Handel, Schumann and Devine Gem are not Scheme Shareholders, they will not take part in the Court Meeting.
Each of Romefield, Easterhouse, Mr. Wang Lei Lei (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and becomes a Shareholder), Cranwood, Handel, Schumann and Devine Gem will also be requested to agree to undertake to the Grand Court that each of them will be bound by the Scheme, so as to ensure that they will be subject to the terms and conditions of the Scheme.
All Shareholders will be entitled to attend and vote on the special resolution to (i) approve and give effect to the reduction of the share capital of TOM Online by cancelling and extinguishing the Scheme Shares and (ii) immediately thereafter increase the issued share capital of TOM Online to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full the issue to TOM (or a subsidiary of TOM as TOM may direct) such number of new Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme at the extraordinary general meeting of TOM Online. TOM has indicated that if the Scheme is approved at the Court Meeting, those Shares held by it will be voted in favour of the special resolution to be proposed at the extraordinary general meeting of TOM Online.
SUSPENSION AND RESUMPTION OF TRADING IN TOM SHARES AND TOM ONLINE SHARES AND ADSs
At the request of TOM, trading in the shares in TOM on the Stock Exchange was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time), pending the issue of this announcement. Application has been made by TOM to the Stock Exchange for the resumption of trading in the shares in TOM on the Stock Exchange with effect from 9:30 a.m. on 12 March 2007 (Hong Kong time).
At the request of TOM Online, trading in the Shares on GEM was suspended from 9:30 a.m. on 5 March 2007 (Hong Kong time) and trading in the ADSs on NASDAQ was suspended by the NASDAQ from 7:00 a.m. on 5 March 2007 (New York time), pending the issue of this announcement. Application has been made by TOM Online to the Stock Exchange for the resumption of trading in the Shares on GEM with effect from 9:30 a.m. on 12 March 2007 (Hong Kong time) and trading in the ADSs is expected to resume during the course of the 12 March 2007 trading day (New York time).
US RULE 13E-3 NOTICE
The Proposal will likely be deemed to constitute a “going private transaction” subject to the requirements of Rule 13e-3 under the Exchange Act. Disclosure complying with such requirements, including the scheme document of TOM Online and Schedule 13E-3, will be despatched to the Scheme Shareholders and ADS Holders, at no cost to them, as may be required under the Exchange Act. The ADS Depositary will arrange for the despatch of copies of the scheme document of TOM Online and Schedule 13E-3 to ADS Holders.
Such disclosures will contain important information and the Scheme Shareholders and ADS Holders are urged to read the scheme document of TOM Online and Schedule 13E-3 containing such disclosures carefully before casting any vote at (or providing any proxy in respect of) the Court Meeting or the extraordinary general meeting of TOM Online. In addition, the Scheme Shareholders and ADS Holders will be able to obtain free copies of the Scheme Document (and any supplement thereto) and Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov).
PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This announcement includes certain “forward-looking statements”. These statements are based on the current expectations of the management of TOM and/or TOM Online and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained in this announcement include statements about the expected effects on TOM Online of the Proposal, the expected timing and scope of the Proposal, and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “envisages” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the obtaining of approval of the making of the Proposal at the TOM EGM, the satisfaction of the conditions to the Proposal, as well as additional factors, such as changes in the relationships of TOM or TOM Online with telecommunication operators in the PRC and elsewhere, the effect of competition on the demand for the price of TOM Online’s services, changes in customer demand and usage preference for TOM Online’s products and services, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in the PRC, India and other countries where TOM or TOM Online conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into the PRC’s telecommunications market. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. For further discussion of factors that could cause actual results to differ from expectations, you should read TOM Online’s filings and submissions to the SEC, including TOM Online’s most recent Annual Report on Form 20-F and other materials furnished to the SEC under Form 6-K.
All subsequent written and oral forward-looking statements attributable to TOM or TOM Online or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Announcement. Except as required by the Takeovers Code, neither TOM nor TOM Online intend, or undertake any obligation, to update these forward-looking statements.
This announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Proposal or otherwise. This announcement also does not constitute a Solicitation/Recommendation Statement under the rules and regulations of the SEC.

GENERAL
TOM has appointed Goldman Sachs as its financial adviser in connection with the Proposal.
The board of directors of TOM Online comprises 11 directors, five of whom (Mr. Wang Lei Lei, Mr. Jay Chang, Mr. Peter Schloss, Ms. Elaine Feng and Mr. Fan Tai) are executive directors, three of whom (Mr. Frank Sixt, Ms. Tommei Tong and Ms. Angela Mak) are non-executive directors and the remaining three of whom (Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui) are independent non-executive directors. All the non-executive directors of TOM Online and Mrs. Susan Chow (alternate to Mr. Frank Sixt, a non-executive director of TOM Online), other than independent non-executive directors, are all common directors of TOM and TOM Online. As such, they are not considered to be independent under the Takeovers Code in order to form part of the independent board committee. As a result, it is anticipated that an Independent Board Committee to comprise Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui will be established by the board of directors of TOM Online to make a recommendation to the Independent Shareholders in connection with the Proposal. Apart from the 4,700,000 Shares in which Dr. Lo Ka Shui is deemed to be interested as a founder of a discretionary trust, none of the members of the Independent Board Committee is interested in any Shares or shares in TOM, nor are any of the members of the Independent Board Committee a holder of any share options granted by TOM or TOM Online. Although Dr. Lo Ka Shui is deemed to be interested in the 4,700,000 Shares, under Rule 2.8 of the Takeovers Code, he is still eligible to be a member of the Independent Board Committee. An independent financial adviser will be appointed to advise the Independent Board Committee in connection with the Proposal and the Scheme. An announcement will be made by TOM Online after the appointment of such independent financial adviser.
As at the Announcement Date, Romefield was interested in 4,763,411 Shares, Easterhouse was interested in 9,526,833 Shares and Ms. Angela Mak was interested in 2,508 Shares and they are presumed to be parties acting in concert with TOM in relation to the Proposal under the Takeovers Code. As at the Announcement Date, and subject to Note 1 to Rule 3.5 of the Takeovers Code, the Goldman Sachs Group was interested, on a proprietary or discretionary agency basis, in long on 2,560 ADSs (0.005%), short on 1,620 ADSs (0.003%), long on 70,300 ADS call options and short on 4,600 ADS put options. There was no dealing in Shares by TOM, Romefield, Easterhouse, Cranwood or Devine Gem during the six-month period immediately preceding the date of this Announcement and dealings in Shares (if any) by parties acting in concert with TOM in relation to the Proposal under the Takeovers Code during that six-month period will be disclosed in the scheme document of TOM Online.
In view of (i) an undertaking from Ms. Angela Mak to make or procure a donation to a charitable body exempt under the Inland Revenue Ordinance of her Shares before the Court Meeting whereby Ms. Angela Mak will make no financial gain out of the implementation of the Proposal; and (ii) the confirmation by Mr. Wang Lei Lei to the SFC confirming that he has not taken part as a director in TOM’s decision making process as regards the making of the Proposal, his undertaking and confirmation that he will not take part as a director in TOM’s decision making process as regards the making of the Proposal and his undertaking and confirmation that he will not take part as a Shareholder in the Court Meeting to approve the Proposal (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan) and will receive no ancillary benefit in respect of the making of the Proposal, no issue on conflict of interest will arise under Rule 2.4 of the Takeovers Code.

Following and conditional upon the approval of the Proposal and the transactions contemplated thereby at the TOM EGM, a scheme document of TOM Online containing, inter alia, further details of the Proposal and the Scheme, the expected timetable, an explanatory memorandum as required under the Companies Law and the Rules of the Grand Court, information regarding TOM Online, recommendations from the Independent Board Committee with respect to the Proposal and the Scheme and the advice of the independent financial adviser to the Independent Board Committee, a notice of the Court Meeting and a notice of an extraordinary general meeting of TOM Online, together with proxies in relation thereto, will be despatched to the Shareholders as soon as practicable and in compliance with the requirements of the Takeovers Code and the Grand Court. In view of the time required to convene a general meeting of TOM, application will be made to the Executive for an extension of the time within which the scheme document is to be despatched.
Save for the Proposal and the Scheme itself, there are no arrangements (whether by way of option, indemnity or otherwise) of the kind referred to in Note 8 to Rule 22 of the Takeovers Code between TOM or any person acting in concert with it and any other person in relation to shares of TOM or the Shares which might be material to the Proposal.
In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“ADSs”	the American depositary share(s), which are issued by Citibank N.A. and quoted on NASDAQ, each representing ownership of 80 Shares

“ADS Deposit Agreement”	the Deposit Agreement, dated as of 11 March 2004, by and among TOM, the ADS Depositary and all holders and beneficial owners of ADSs

“ADS Depositary”	Citibank, N.A., a US national banking association organised under the laws of the United States acting in its capacity as depositary

“ADS Holders”	holders of ADS

“Announcement Date”	9 March 2007, being the date of this announcement

“Authorisations”	all the necessary authorisations, registrations, filings, rulings, consents, permissions and approvals in connection with the Proposal

“Cancellation Price”	the cancellation price of HK$1.520 per Scheme Share payable in cash by TOM to the Scheme Shareholders

“CKH”	Cheung Kong (Holdings) Limited, a company incorporated in Hong Kong with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

“Companies Law”	the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands

“Cranwood”	Cranwood Company Limited, a company incorporated in the Republic of Liberia and controlled by Ms. Chau Hoi Shuen

“Court Meeting”	a meeting of the Scheme Shareholders to be convened at the direction of the Grand Court at which the Scheme will be voted upon

“Devine Gem”	Devine Gem Management Limited, a company incorporated in the British Virgin Islands and controlled by Ms. Chau Hoi Shuen

“Easterhouse”	Easterhouse Limited, a company incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of HWL

“Exchange Act”	The US Securities Exchange Act of 1934, as amended, including the related rules and regulations promulgated thereunder

“Exchange Rate”	US$1.00 to HK$7.8129, being the noon buying rates in New York in US dollars for cable transfers payable in HK$ as certified by the Federal Reserve Bank of New York in effect on the Latest Practicable Date

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate thereof

“GEM”	the Growth Enterprise Market of the Stock Exchange

“Goldman Sachs”	Goldman Sachs (Asia) L.L.C., the financial adviser to TOM. Goldman Sachs is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities

“Goldman Sachs Group”	Goldman Sachs and other members of its group which are presumed to be acting in concert with TOM in relation to the Proposal under the Takeovers Code

“Grand Court”	Grand Court of the Cayman Islands

“Handel”	Handel International Limited, a company incorporated in the British Virgin Islands and controlled by Ms. Chau Hoi Shuen through Cranwood

“HK$”	Hong Kong dollar(s), the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

“Latest Practicable Date”	8 March 2007, being the latest practicable date for ascertaining certain information contained in this Announcement

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Independent Board Committee”	the independent board committee anticipated to comprise Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui, all being independent non-executive directors of TOM Online, which will be established by the board of directors of TOM Online to make a recommendation to the Independent Shareholders in respect of the Proposal

“Independent Shareholders”	Shareholders other than TOM and parties acting in concert with them (the parties presumed under the Takeovers Code to be so acting in concert in relation to the Proposal include Romefield, Easterhouse, Cranwood, Handel, Schumann, Devine Gem, Mr. Wang Lei Lei (if he exercises any outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and becomes a Shareholder) and relevant members of the Goldman Sachs Group which hold Shares), provided that the relevant members of the Goldman Sachs Group which hold Shares on behalf of non-discretionary clients shall be Independent Shareholders and shall be entitled to vote such Shares at the Court Meeting in accordance with the instructions of such clients

“Inland Revenue Ordinance”	the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

“NASDAQ”	The NASDAQ Stock Market, Inc. in the United States of America

“Outstanding TOM Online Share Options”	the outstanding share options granted under the TOM Online Pre-IPO Share Option Plan and TOM Online Share Option Scheme

“PRC”	the People’s Republic of China

“Proposal”	the proposal for the privatisation of TOM Online by TOM by way of the Scheme

“Relevant Authorities”	appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions

“Romefield”	Romefield Limited, a company incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of CKH

“Scheme”	a scheme of arrangement under Section 86 of the Companies Law involving the cancellation of all the Scheme Shares

“Scheme Shareholder(s)”	Shareholder(s) of TOM Online other than TOM, Cranwood, Handel, Schumann and Devine Gem

“Scheme Share(s)”	Share(s) held by the Scheme Shareholders

“Schumann”	Schumann International Limited, a company incorporated in the British Virgin Islands and controlled by Ms. Chau Hoi Shuen through Cranwood

“SEC”	the US Securities and Exchange Commission

“SFC”	Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Shareholders”	registered holders of Shares

“Shares”	shares of HK$0.01 each in the share capital of TOM Online

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	The Code on Takeovers and Mergers of Hong Kong

“TOM”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on the Main Board of the Stock Exchange

“TOM EGM”	the passing of an ordinary resolution of the independent shareholders of TOM approving the Proposal and the transactions contemplated thereunder at a general meeting on or before 31 December 2007 (or such later date as TOM and TOM Online may agree or, to the extent applicable, as the Grand Court may direct)

“TOM Group”	TOM and its subsidiaries

“TOM Online”	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability, the shares of which are currently listed on GEM

“TOM Online Group”	TOM Online and its subsidiaries

“TOM Online Pre-IPO Share Option Plan”	the Pre-IPO Share Option Plan adopted by TOM Online on 12 February 2004

“TOM Online Share Option Scheme”	the Share Option Scheme adopted by TOM Online on 12 February 2004

“trading day”	a day on which the Stock Exchange is open for the business of dealings in securities

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

“US$” or “US dollars”	US dollars, the lawful currency of the United States

By Order of the Board of	By Order of the Board of
TOM Group Limited	TOM Online Inc.
Angela Mak	Peter Schloss
Executive Director	Executive Director
Hong Kong, 9 March 2007
The Exchange Rate has been provided solely for the convenience of the readers of this announcement and no representation is made that any of the Hong Kong dollar amounts stated in this announcement actually represent US dollar amounts or could have been or could be converted into US dollars at the specified rate, at any particular rate or at all.
As at the Announcement Date, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.

As at the Announcement Date, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.
Reminder – Responsibilities of stockbrokers, banks and other intermediaries
Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than $1 million.
This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.
Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.

*	for identification purpose